Exhibit 99.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of China HGS Real Estate Inc. (the “Company”) of our report dated January 14, 2020, relating to the consolidated balance sheet of the Company as of September 30, 2019, and the related consolidated statements of income and comprehensive loss, stockholders’ equity and cash flows for the year ended September 30, 2019. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

New York, New York

June 25, 2021